ROSETTA RESOURCES INC. ANNOUNCES THIRD QUARTER
2008 RESULTS AND PROVIDES OPERATIONAL UPDATE

HOUSTON, TEXAS, November 7, 2008 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the third quarter 2008.  Highlights include natural gas and crude oil production of 140 MMcfe/d, up 11 percent over the same period in 2007 and revenues of $130.0 million, an increase of 45 percent from third quarter 2007.

For the third quarter ended September 30, 2008, Rosetta reported a net loss of $99.4 million, or $1.96 per diluted share, a decrease of $112.1 million from net income of $12.7 million, or $0.25 per diluted share, for the same period in 2007.  These results include the impact of a previously announced charge of $129.1 million, net of tax, for impairment of oil and gas properties. Excluding this charge, net income would have been $29.7 million, or $0.58 per diluted share.

Production and revenues for the third quarter of 2008 were 140 MMcfe/d and $130.0 million, respectively.  Production for the third quarter of 2008 reflects a reduction of a quarterly average of approximately 6 MMcfe/d related to Hurricane Ike downtime. The increase in revenues was attributable to both higher commodity prices and higher production.  Total revenue was reduced by $12.1 million due to the effect of natural gas hedging.

Total lease operating expense (“LOE”), which includes direct LOE, workovers, ad valorem taxes and insurance, was $12.9 million or $1.00 per Mcfe during the third quarter.  Direct LOE was $8.8 million or $0.68 per Mcfe, workover costs were $1.1 million or $0.09 per Mcfe, ad valorem taxes were $2.8 million or $0.22 per Mcfe and insurance was $0.2 million or $0.01 per Mcfe.  Production taxes were $2.3 million or $0.18 per Mcfe and treating and transportation and marketing charges were $2.6 million or $0.21 per Mcfe.  Base depreciation, depletion and amortization was $47.0 million, based on a DD&A rate of $3.64 per Mcfe.  In addition, Rosetta took a $205.7 million pre-tax charge for impairment of oil and gas properties.

General and administrative costs were $15.4 million for the third quarter including $1.4 million in non-cash stock compensation expense and $4.5 million of legal costs associated with the Calpine lawsuit.

For the nine months ended September 30, 2008, Rosetta reported a net loss of $32.6 million, or $0.64 per diluted share, a decrease of $72.4 million from net income of $39.8 million, or $0.79 per diluted share, for the same period in 2007.  These results include the impact of a previously announced charge of $129.1 million, net of tax, for impairment of oil and gas properties. Excluding this charge, net income would have been $96.5 million, or $1.89 per diluted share.

Production and revenues for the first nine months of 2008 were 149 MMcfe/d and $412.8 million, respectively. Revenue increases were attributable to higher commodity prices and production.  Total revenue was reduced by $29.4 million due to the effect of natural gas hedging.

For the nine months ended September 30, 2008, LOE was $40.5 million or $0.99 per Mcfe.  Direct LOE was $25.9 million or $0.63 per Mcfe, workover costs were $4.7 million or $0.12 per Mcfe, ad valorem taxes were $8.5 million or $0.21 per Mcfe and insurance was $1.4 million or $0.03 per Mcfe.  Production taxes were $11.5 million or $0.28 per Mcfe and treating and transportation and marketing charges were $7.2 million or $0.17 per Mcfe.  Base depreciation, depletion and amortization was $150.1 million, based on a DD&A rate of $3.68 per Mcfe.  Third quarter expenses also included the pre-tax impairment charge of $205.7 million.

General and administrative costs were $41.0 million for the nine months ended September 30, 2008 including $5.0 million in non-cash stock compensation expense and $10.6 million of legal costs associated with the Calpine lawsuit.

Randy L. Limbacher, Rosetta’s President and Chief Executive Officer, commented, “Our third quarter was a very busy, but productive, quarter for Rosetta. Our core programs continue to perform and we made great progress on building our organization. Rosetta employees rose to the challenge of Hurricane Ike, and though we sustained downtime from the storm, our field personnel are diligently supporting efforts to bring production back. Shortly after the quarter ended we announced that our Calpine lawsuit had been resolved, which clears the way for us to implement our business plan unabated by the distraction and constraint of that litigation.”

OPERATIONS UPDATE

During the third quarter, the Company drilled 41 gross and 35 net wells with a net success rate of 88%. The majority of this drilling activity took place in South Texas and the Rockies.  Year to date through the third quarter, the Company has drilled 112 gross and 95 net wells with a net success rate of 86%.

In South Texas, Rosetta drilled 17 wells in the third quarter, with 14 being productive for an 82% success rate. Net production from this region, including both the Lobo and Perdido trends, was 55 MMcfe/d for the quarter.

In the Rockies, the Company drilled 18 wells in the third quarter, of which 17 were successful. Net production from the area was 12 MMcfe/d for the third quarter.

In the Sacramento Basin, the Company drilled four wells which were all successful. Average net production from the Basin was 40 MMcfe/d for the quarter.

As previously reported, the Company sustained damage to its Sabine Lake and East Cameron 88/89 production facilities as a result of Hurricane Ike.  Repairs at Sabine Lake have now been completed, and production resumed on October 28th.  All critical long-lead equipment and materials have been secured for the commencement of repairs at the East Cameron facility and production is anticipated to resume there before the end of the year.

As also previously announced, the Company, in conjunction with its independent reserve engineers, recently completed a preliminary review of a portion of its proved reserves.  Based upon this review, Rosetta expects to recognize a write-down of 50 - 60 Bcfe of proved reserves, 30 Bcfe of which are located in the Sacramento Basin in the low pressure Emigh and Hamilton plays.  The remainder of the write-down is from the Company’s other existing properties including the South Texas Lobo play. The Company’s final reserve determination will be completed by year end.

Commented Limbacher, “These reserve findings, while disappointing, reflect our ongoing comprehensive evaluation of Rosetta’s asset base. Our stated goal is to continue to identify upside and inventory from our existing positions by testing several unconventional opportunities and concepts. Our technical teams are advancing several field studies toward this goal. Over the next couple of quarters, we hope to test several of these evolving concepts.”

CALPINE SETTLEMENT

As earlier announced, on October 22, 2008 Rosetta signed a settlement agreement with Calpine. Under the terms of the settlement agreement, Rosetta agreed with Calpine to effect a lump sum global settlement consisting of cash and other contractual consideration, subject to bankruptcy court approval. The settlement is comprised of $12.4 million in cash payable to Calpine to resolve all outstanding legal disputes regarding various matters, including Calpine’s fraudulent conveyance lawsuit. This settlement resolves all disputes between the parties, whether relating to the oil and gas property purchase, Rosetta’s proofs of claim in the bankruptcy and its counter claims, or otherwise.

In addition, Rosetta will pay $84.6 million to close the original acquisition transaction of the producing properties that were the subject of the lawsuit. This $84.6 million is comprised of $67.6 million which was withheld by Rosetta from the purchase price related to properties that were not originally conveyed to Rosetta, as well as $17.0 million for routine post-closing adjustments.

To close the original transaction, Calpine will assume the parties’ Purchase and Sale Agreement, as amended, to exclude certain disputed preferential rights properties. The parties will otherwise complete the original acquisition of Calpine’s oil and gas business excluding these disputed preferential rights properties. Calpine will convey to Rosetta all of the remaining oil and gas assets that were owned by Calpine as of May 1, 2005.

Calpine’s conveyance of these properties includes properties for which consents had not been obtained prior to closing.  As a result of the agreement, Rosetta will, in connection with these non-consent properties, retain the $35.2 million of estimated net revenues from these properties that it had earlier placed in suspense. Rosetta will also add approximately 13 BCFE of proved reserves and 4 MMcfe/d of production. Closing of this transaction is subject to bankruptcy court approval.

Rosetta and Calpine have also agreed in the settlement to convert Calpine’s ten-year right to match third party offers to a ten year extension to the existing market-based gas purchase contract for the dedicated Sacramento Basin production.  The parties’ existing marketing agreement will expire per its terms.

2008 OUTLOOK

The Company expects to spend approximately $290.0 million of capital in 2008. This includes approximately $30.0 million for the previously announced San Juan Basin producing property acquisition and $32.0 million net for the non-consent properties acquired from Calpine. Including the anticipated impact of storm-related downtime in Sabine Lake and offshore properties, Rosetta’s 2008 production guidance also remains unchanged at an annual average of 140-150 MMcfe/d.

The Company’s hedge position is unchanged with 67,892 MMBtu/d hedged for the balance of 2008 at an average price $7.75 per MMBtu.  For 2009, 52,141 MMBtu/d are hedged at an average price of $7.65 per MMBtu, along with 10,000 MMBtu/d for 2010 at an average price of $8.31 per MMBtu.  The Company has also entered into costless collar transactions covering 5,000 MMBtu/d of the Company’s 2008 and 2009 production. The costless collars have an average floor price of $8.00 per MMBtu and an average ceiling price of $10.15 per MMBtu.

The Company is in the process of establishing its 2009 capital spending plans. Preliminarily, the Company expects to set a capital budget that can be internally funded and that maintains essentially flat annual production. Details of the 2009 programs will be provided at the time of Rosetta’s year-end disclosure.

“While we are in the early stages of setting our forward plans, we believe Rosetta is in a unique position,” noted Limbacher. “At gas prices in the $7.00/Mcf range, we believe we can internally fund a capital program that not only keeps production about flat, but also funds some indentified incremental organic and inorganic opportunities. We are highly mindful of the ongoing need to be disciplined in this environment, but we do not expect to dramatically curtail the performance we have been delivering as a Company. We are positioning Rosetta for a bright future and looking forward to 2009.”

For more information, visit www.rosettaresources.com.

All statements, other than statements of historical fact, included in this press release are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the "Company") and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions including Rosetta’s ability to successfully meet its production guidance and the successful completion and commercial operation of future drilling prospects. Recipients are cautioned that these forward-looking statements are not guarantees of future performance. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release, including securing settlement approval from the bankruptcy court, Rosetta’s finalization of year-end 2008 proved reserves, further declines in oil and natural gas prices, and full-cost accounting ceiling limitations. Please refer to Company's risks, uncertainties and assumptions as it discloses from time to time in the Company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2007, which can also be found on the Company's website at www.rosettaresources.com. The Company undertakes no duty to update the information contained herein except as required by law.

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)

	September 30, 2008	December 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 135,183	$ 3,216
Accounts receivable	53,504	55,048
Derivative instruments	4,623	3,966
Prepaid expenses	5,550	10,413
Other current assets	4,068	4,249
Total current assets	$ 202,928	$ 76,892
Oil and natural gas properties, full cost method, of which $32.0 million at September 30, 2008 and $40.9 million at December 31, 2007 were excluded from amortization	1,752,569	1,566,082
Other fixed assets	7,738	6,393
	1,760,307	1,572,475
Accumulated depreciation, depletion, and amortization and impairment	(649,007)	(295,749)
Total property and equipment, net	1,111,300	1,276,726
Deferred loan fees	1,310	2,195
Other assets	1,567	1,401
Total other assets	2,877	3,596
Total assets	$ 1,317,105	$ 1,357,214

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 36,995	$ 33,949
Accrued liabilities	54,078	64,216
Royalties payable	24,065	18,486
Derivative instruments	518	2,032
Prepayment on gas sales	23,078	20,392
Deferred income taxes	1,529	720
Total current liabilities	140,263	139,795
Long-term liabilities:
Derivative instruments	3,371	13,508
Long-term debt	245,000	245,000
Asset retirement obligation	25,858	18,040
Deferred income taxes	46,730	67,916
Total liabilities	461,222	484,259

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2008 or 2007	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 50,987,406 shares and 50,542,648 shares at September 30, 2008 and December 31, 2007, respectively	50	50
Additional paid-in capital	771,471	762,827
Treasury stock, at cost; 151,476 and 109,303 shares at September 30, 2008 and December 31, 2007, respectively	(2,876)	(2,045)
Accumulated other comprehensive income (loss)	461	(7,225)
Retained earnings	86,777	119,348
Total stockholders' equity	855,883	872,955
Total liabilities and stockholders' equity	$ 1,317,105	$ 1,357,214

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues:
Natural gas sales	$ 114,308	$ 79,061	$ 362,894	$ 225,658
Oil sales	15,728	10,657	49,941	26,730
Total revenues	130,036	89,718	412,835	252,388
Operating Costs and Expenses:
Lease operating expense	12,857	11,912	40,445	33,274
Depreciation, depletion, and amortization	46,951	38,186	150,103	105,079
Impairment of oil and gas properties	205,659	-	205,659	-
Treating and transportation	1,780	1,412	4,624	3,057
Marketing fees	840	518	2,602	1,850
Production taxes	2,336	1,243	11,528	3,428
General and administrative costs	15,419	12,032	41,042	29,999
Total operating costs and expenses	285,842	65,303	456,003	176,687
Operating (loss) income	(155,806)	24,415	(43,168)	75,701

Other (income) expense
Interest expense, net of interest capitalized	3,186	4,332	11,209	13,382
Interest income	(586)	(240)	(1,141)	(1,469)
Other (income) expense, net	(40)	(105)	(170)	(287)
Total other expense	2,560	3,987	9,898	11,626

(Loss) Income before provision for income taxes	(158,366)	20,428	(53,066)	64,075
Provision for income taxes	(58,991)	7,715	(20,495)	24,280
Net (loss) income	$ (99,375)	$ 12,713	$ (32,571)	$ 39,795

Earnings per share:
Basic	$ (1.96)	$ 0.25	$ (0.64)	$ 0.79
Diluted	$ (1.96)	$ 0.25	$ (0.64)	$ 0.79

Weighted average shares outstanding:
Basic	50,813	50,409	50,636	50,363
Diluted	50,813	50,570	50,636	50,572

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended September 30,
	2008	2007
Cash flows from operating activities
Net (loss) income	$ (32,571)	$ 39,795
Adjustments to reconcile net (loss) income to net cash from operating activities
Depreciation, depletion and amortization	150,103	105,079
Impairment of oil and gas properties	205,659	-
Deferred income taxes	(24,939)	24,195
Amortization of deferred loan fees recorded as interest expense	885	885
Income from unconsolidated investments	(418)	(117)
Stock compensation expense	4,975	4,090
Change in operating assets and liabilities:
Accounts receivable	1,544	84
Other current assets	5,044	(11,417)
Other assets	192	331
Accounts payable	3,046	12,267
Accrued liabilities	4,516	3,636
Royalties payable	8,265	4,725
Net cash provided by operating activities	326,301	183,553
Cash flows from investing activities
Acquisition of oil and gas properties	(29,570)	(38,656)
Purchases of property and equipment	(167,629)	(205,310)
Disposals of property and equipment	27	1,104
Other	0	25
Net cash used in investing activities	(197,172)	(242,837)
Cash flows from financing activities
Borrowing from revolving credit facility	-	10,000
Proceeds from stock options exercised	3,669	571
Purchases of treasury stock	(831)	(411)
Net cash provided by financing activities	2,838	10,160

Net increase (decrease) in cash	131,967	(49,124)
Cash and cash equivalents, beginning of period	3,216	62,780
Cash and cash equivalents, end of period	$ 135,183	$ 13,656

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$ 23,316	$ 28,575

Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Phone: (713) 335-4008
Email: mike.rosinski@rosettaresources.com